Exhibit 99.1

AgFeed Industries Expects to Report Favorable 2nd Quarter Financial Results

NEW YORK, NY--(MARKET WIRE)—July 2, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), the largest commercial hog producer and the largest premix feed company in China, today announced that AgFeed expects to report favorable 2nd quarter financial results before the August 14 reporting deadline.

During the 2nd quarter ended June 30, 2008, AgFeed sold a record number of hogs. The Company experienced significant revenues and earnings in a continued, favorable market environment in China. The Company believes that lowered overall production costs due to greater operating efficiency resulted in expanded profit margins in both of our two synergistic business lines – premix animal feed and hog production.

Songyan Li, Ph.D., AgFeed's Chairman, commented: "We believe that our 2nd quarter results will reflect management execution of our financial projections and growth strategies. We successfully integrated recent hog farm acquisitions. Our significantly expanded economies of scale should more than offset small increases in certain raw materials costs. AgFeed is in the process of enlarging our sow population in order to further increase hog production. With a strong balance sheet, AgFeed intends to continue to acquire additional producing hog farms. We expect to report a strong 2nd quarter.”

About AgFeed Industries, Inc.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a US company with its primary operations in China. AgFeed has two profitable business lines - premix animal feed and hog production. AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues. China is the world’s largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the US.  China also has the world’s largest consumer base for pork consumption. Over 65% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact Information:
U.S. Contact:
Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel:  212-631-3510

Corporate Contact:
Summer Xie
Corporate Communications
AgFeed Industries, Inc.
Tel: 011-86-13767051503
Email:  info@agfeedinc.com